Exhibit 99.1

November 1, 2022	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES THE ELECTION OF EDWARD J. HAYE TO THE BOARD OF DIRECTORS

Melville, New York, November 1, 2022 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, announced that on October 27, 2022, Edward J. Haye was elected to the Board of Directors of the Corporation and the Bank, effective November 15, 2022.

Mr. Haye is Chief Regulatory Counsel for American Water Works Company, Inc., the largest publicly traded water and wastewater utility company in the United States.  Leadership responsibilities have included corporate governance, contract administration, affiliate transactions, intellectual property and labor and employment law.  Mr. Haye’s professional experience includes working for other regulated utility companies and for law firms serving various regulated industries and government agencies.  Mr. Haye serves on the Board of Trustees for the Village of Sag Harbor, New York, and is a member of the Board of Directors of the Park and Recreation Association of Sag Harbor, New York.  He previously served as a member of the Board of Education for the Sag Harbor Union Free School District.

Mr. Haye earned his J.D. from Fordham University School of Law and graduated with distinction from Dartmouth College with an A.B. in philosophy.  He currently resides in Sag Harbor, New York.

Walter C. Teagle III, Chairman of the Board of Directors, speaking on behalf of the company said, “We are very pleased to have an individual with the legal and regulatory experience of Edward Haye join our Board.  As a company with a ‘Community First’ corporate culture, Ed’s service to the local Sag Harbor community will benefit The First National Bank of Long Island’s new presence on the East End of Long Island.”